Exhibit 10.1

Waiver and General Release Agreement

Waiver and General Release (this “Release”), dated as of July, 10, 2017, between Mark W. DeYoung (“Employee” or “you”) and VISTA OUTDOOR INC. (the “Company”) on behalf of itself and its past and/or present parent entities, and its or their subsidiaries, divisions, affiliates and related business entities, predecessors, successors and assigns, assets, employee benefit plans or funds, and any of its or their respective past and/or present directors, officers, fiduciaries, agents, trustees, administrators, attorneys, employees and assigns, whether acting as agents for the Company or in their individual capacities (collectively, the “Company Entities”).

1.    Concluding Employment.    You acknowledge your separation from employment with the Company effective July, 11, 2017 (the “Separation Date”), and that as of the Separation Date you hereby resign from your positions as, and after the Separation Date you shall not represent yourself as being, a director, officer, employee, agent or representative of any Company Entity for any purpose. The Separation Date shall be the termination date of your employment for all purposes including participation in and coverage under all benefit plans and programs sponsored by or through the Company Entities except as otherwise provided herein. Within 15 business days following the Separation Date, you will be paid for previously submitted un-reimbursed business expenses (in accordance with usual Company guidelines and practices), to the extent not theretofore paid. In addition, you will be paid for any accrued but unused vacation days.
2.    Severance Benefits.    In exchange for your waiver of claims against the Company Entities, the Company agrees to pay or provide to you the following amounts and benefits, in addition to the Accrued Benefits (as such term is defined the Employment Agreement, dated as of December 18, 2014, between the Company and you (the “Employment Agreement”)):
(a)    A lump-sum cash payment in an amount equal to your current base salary ($1,081,500), payable on the 60th calendar day following the Separation Date.
(b)    A lump-sum cash payment in an amount equal to the product of (i) the annual cash bonus that you would have earned for fiscal year 2018 (based on the Company’s actual performance for the entire fiscal year) and (ii) a fraction, the numerator of which is the number of days that have elapsed in fiscal year 2018 occurs as of the Separation Date, and the denominator of which is the total number of days in that fiscal year 2018, payable at such time as the Company makes annual bonus payments for fiscal year 2018 to its other executive officers.
(c)    Accelerated vesting, as of the Separation Date, of your outstanding time-based restricted stock, restricted stock unit and stock option awards that would have vested had you remained employed by the Company for an additional 12 months following the Separation Date.
(d)    Vesting of a pro-rated portion of your outstanding performance share awards as of the end of the applicable performance periods, with the number of shares vesting to be determined following the last day of the applicable performance period for each such grant by multiplying the number of shares that would otherwise have vested pursuant to the terms of such performance share award on the last day of the performance period based on the Company’s actual performance during the performance period by a fraction, (i) the numerator of which is the number of days that have elapsed during the applicable performance period as of the Separation Date, and (ii) the denominator of which shall be the total number of days in the applicable performance period.
(e)    In the event that you elect to receive health and dental continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), the Company will pay the cost of such COBRA continuation coverage for 18 months following the Separation Date in an amount equal to the excess, if any, of the cost of such COBRA continuation coverage over the cost payable for health and dental benefits by active employees of the Company; provided that the Company’s obligations pursuant to provide this benefit will cease upon you becoming eligible for substantially equivalent health and dental coverage from a subsequent employer.
(f)    Following the Separation Date you will continue to be eligible to participate during your lifetime in the Company’s Employee Purchase Program, in accordance with the terms and conditions thereof, which are subject to change or termination, as if you remained an employee of the Company. Nothing in this Release entitles you to the continued benefits of the Employee Purchase Plan in the event it is no longer available to employees of the Company generally.
Any outstanding unvested long-term incentive awards, regardless of form or when granted, that do not vest (or are not eligible to vest in the future) pursuant to clauses (c) and (d) above shall automatically terminate and be immediately forfeited as of the Separation Date. All of your vested stock options (including those as to which vesting accelerates pursuant to clause (c) above) will remain exercisable for 90 days following the Separation Date (or if earlier, until the applicable expiration date thereof) and then will automatically terminate and be forfeited to the extent unexercised. RSUs that become vested pursuant to clause (c) above will be settled no later than the 60th calendar day following the Separation Date, and performance share awards that become vested pursuant to clause (d) above will be settled at the same time as such awards are paid to similarly situated executives.
3.    Acknowledgement.    You acknowledge and agree that the payment(s) and other benefits described in this Release: (a) are in full discharge of any and all liabilities and obligations of the Company Entities to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company Entities and/or any alleged understanding or arrangement between you and the Company Entities; and (b) exceed(s) any payment, benefit, or other thing of value to which you might otherwise be entitled under any policy, plan or procedure of the Company Entities and/or any agreement between you and the Company Entities.
4.    General Release of Claims. Except as stated in Paragraph 6, you, for yourself and for your heirs, executors, administrators, trustees, legal representatives and assigns

(hereinafter referred to collectively as “Releasors”), hereby release and forever discharge the Company Entities from all claims and causes of action, which Releasors ever had, now have, or may have against the Company Entities, whether you currently have knowledge of such claims and causes of action, arising, or which may have arisen, out of or in connection with your employment or termination of employment with the Company. This includes, but is not limited to claims, demands or actions arising under any federal or state law such as the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), the Family Medical Leave Act (“FMLA”), the Employee Retirement Income Security Act of 1978 (“ERISA”), the Worker Adjustment Retraining and Notification Act (“WARN”), the Fair Labor Standards Act (“FLSA”), the National Labor Relations Act (“NLRA”), the Occupational Safety and Health Act (“OSHA”) and the Rehabilitation Act, all as amended.
This Release includes any state human rights or fair employment practices act, or any other federal, state or local statute, ordinance, regulation or order regarding conditions of employment, compensation for employment, termination of employment, or discrimination or harassment in employment on the basis of age, gender, race, religion, disability, national origin, sexual orientation, or any other protected characteristic, and the common law of any state.
You further understand that this Release extends to all claims that Releasors may have as of this date against the Company Entities based upon statutory or common law claims for breach of contract, breach of employee handbooks or other policies, breach of promises, fraud, wrongful discharge, defamation, emotional distress, whistleblower claims, negligence, assault, battery, or any other theory, whether legal or equitable.
You agree that this Release includes all damages available under any theory of recovery, including, without limitation, any compensatory damages (including all forms of back-pay or front-pay), attorneys’ fees, liquidated damages, punitive damages, treble damages, emotional distress damages, pain and suffering damages, consequential damages, incidental damages, statutory fines or penalties, and/or costs or disbursements. Except as stated in Paragraph 6, Releasors are completely and fully waiving any rights under the above stated statutes, regulations, laws, or legal or equitable theories.
5.    Breach of General Release of Claims. If you breach any provision of the General Release of Claims provided in Paragraph 4, then you will not be entitled to, and shall return, 75% of the value of the severance benefits provided in Paragraph 2. The Company will be entitled to attorney’s fees and costs incurred in its defense including collecting the repayment of applicable consideration. Such action on the part of the Company will not in any way effect the enforceability of the Restrictive Covenants provided in Appendix I to the Employment Agreement, which are adequately supported by the remaining severance benefits provided in Paragraph 2.
6.    Exclusions from General Release. You are not waiving your right to enforce the terms of this Release or to challenge the knowing and voluntary nature of this Release under the ADEA as amended; or your right to assert claims that are based on events that happen after this

Release becomes effective. You agree that the Company reserves any and all defenses, which it has or might have against any claims brought by you. This includes, but is not limited to, the Company’s right to seek available costs and attorneys’ fees, and to have any money or other damages that might be awarded to you, reduced by the amount of money paid to you pursuant to this Release and Section 5 of the Employment Agreement. Nothing in this Release interferes with your right to file a charge with the Equal Employment Opportunity Commission (“EEOC”), or to participate in an EEOC investigation or proceeding. Nevertheless, you understand that you have waived your right to recover any individual relief or money damages, which may be awarded on such a charge. In addition, nothing in this Release interferes with or waives (a) your rights under applicable whistleblower statutes, regulations and rules (including Rule 21F under the Exchange Act), including rights to receive rewards thereunder, (b) your rights, if any, to the Accrued Benefits (as defined in the Employment Agreement), severance, accelerated vesting of long-term incentive awards and other related post-employment benefits expressly provided in Section 5 of the Employment Agreement, (c) your vested benefits under any employee pension or welfare benefit plan in which you participated as an employee of the Company, (d) your right to COBRA (as defined in the Employment Agreement) continuation coverage under the Company’s group health plan, (e) your right, if any, to continuing indemnification as expressly provided in Section 3(g) of the Employment Agreement and (f) your right to file any claims you may have for worker’s compensation or unemployment benefits.
7.    Right to Revoke. This Release does not become effective for a period of fifteen (15) days after you sign it, and you have the right to cancel it during that time. Any decision to revoke this Release must be made in writing and hand-delivered to the Company or, if sent by mail, postmarked within the fifteen (15) day time period and addressed to the General Counsel and Corporate Secretary. You understand that if you decide to revoke this Release, you will not be entitled to any severance benefits provided in Paragraph 2.
8.    Unemployment Compensation Benefits. If you apply for unemployment compensation, the Company will not challenge your entitlement to such benefits. You understand that the Company does not decide whether you are eligible for unemployment compensation benefits, or the amount of the benefit.
9.    No Wrongdoing. By entering into this Release, the Company does not admit that it has acted wrongfully with respect to your employment or that you have any rights or claims against it.
10.    Choice of Law and Venue. The terms of this Release will be governed by the laws of Utah (without regard to conflict of laws principles). Any legal action to enforce this Release shall be brought in the state courts of Utah, located in Salt Lake City, Utah.
11.    Severability. If any of the terms of this Release are deemed to be invalid or unenforceable by a court of law, the validity and enforceability of the remaining provisions of this Release will not in any way be affected or impaired thereby. Further, if a court should determine that any portion of this Release is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable.

12.    No Assignment. This Release is personal to you and you cannot assign it to any other person or entity.
13.    Attorneys’ Fees. You understand that you are responsible to pay your own costs and attorneys’ fees, if any, that you incurred in consulting with an attorney about this Release.
14.    Entire Agreement. Except for those provisions of the Employment Agreement specifically referenced in Paragraph 6 as surviving this Release, this Release constitutes the entire agreement between the Company and you regarding the subject matter included in this document. You agree that there are no promises or understandings outside of this Release, except with respect to your continuing obligations not to reveal the Company’s proprietary, confidential, and trade secret information, as well as your obligations to maintain the confidentiality of secret information. This Release supercedes and replaces all prior or contemporaneous discussions, negotiations or general releases, whether written or oral, except as set forth herein. Any modification or addition to this Release must be in writing, signed by an officer of the Company and you.
15.    Eligibility and Opportunity to Review. You certify that you are signing this Release voluntarily and with full knowledge of its consequences. You understand that you have at least twenty-one (21) days from the date you received this Release to consider it, and that you do not have to sign it before the end of the twenty-one (21) day period. You are advised to use this time to consult with an attorney prior to executing this Release.
16.    Understanding and Acknowledgment. You understand all of the terms of this Release and have not relied on any oral statements or explanation by the Company. You have had adequate time to consult with legal counsel and to consider whether to sign this Release, and you are signing it knowingly and voluntarily.
IN WITNESS WHEREOF, Employee has executed this Release by his signature below.
Date: July 10, 2017

/s/ Mark W. DeYoung
Mark W. DeYoung

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